As filed with the Securities and Exchange Commission on August 14, 2017

Securities Act File No. 333-213716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☒

Owl Rock Capital Corporation II

(Exact name of registrant as specified in charter)

245 Park Avenue

41st Floor

New York, NY 10167

(212) 419-3000

(Address and telephone number, including area code, of principal executive offices)

Alan Kirshenbaum

Chief Operating Officer

245 Park Avenue

41st Floor

New York, NY 10167

(Name and address of agent for service)

COPIES TO:

Cynthia M. Krus, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street, NW Washington, DC 20004 Tel: (202) 383-0100 Fax: (202) 637-3593	Deborah Schwager Froling Kutak Rock LLP 1625 Eye Street NW, Suite 800 Washington, DC 20006 Tel: (202) 828-2319 Fax: (202) 828-2488

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-213716) of Owl Rock Capital Corporation II (as amended, supplemented or modified, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (k)(4) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

Other Information

Item 25. Financial Statements And Exhibits

(2) Exhibits

(a)(1)	Articles of Incorporation(1)

(a)(2)	Articles of Amendment(1)

(a)(3)	Articles of Amendment and Restatement of the Registrant(5)

(b)	Amended and Restated Bylaws of the Registrant(5)

(d)	Form of Subscription Agreement (included in the prospectus as Appendix A and incorporated herein by reference)

(e)	Form of Distribution Reinvestment Plan(3)

(g)(1)	Form of Investment Advisory Agreement(1)

(h)(1)	Form of Dealer Manager Agreement(3)

(h)(2)	Form of Participating Broker-Dealer Agreement(5)

(j)	Form of Custodian Agreement(2)

(k)(1)	Form of Administration Agreement(1)

(k)(2)	Form of License Agreement(2)

(k)(3)	Amended and Restated Escrow Agreement(3)

(k)(4)	Amended and Restated Expense Support and Conditional Reimbursement Agreement by and among the Registrant and Adviser*

(l)	Opinion of Eversheds Sutherland (US) LLP(4)

(n)(1)	Consent of Independent Registered Public Accounting Firm(4)

*	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form N-2 (File No. 333-213716), filed on September 20, 2016.
(2)	Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-213716), filed on November 23, 2016.
(3)	Incorporated by reference to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-213716), filed on January 11, 2017.
(4)	Incorporated by reference to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-213716), filed on February 2, 2017.
(5)	Incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-213716), filed on April 4, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 14th day of August, 2017.

OWL ROCK CAPITAL CORPORATION II

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Signature	Title	Date

* Edward D’Alelio	Chairman of the Board	August 14, 2017

* Brian Finn	Director	August 14, 2017

* Eric Kaye	Director	August 14, 2017

/s/ Alan Kirshenbaum Alan Kirshenbaum	Chief Operating Officer, Chief Financial Officer, Treasurer and Director	August 14, 2017

* Douglas I. Ostrover	Director	August 14, 2017

* Craig W. Packer	Chief Executive Officer, President and Director	August 14, 2017

* Christopher M. Temple	Director	August 14, 2017

*	Signed by Alan Kirshenbaum pursuant to a power of attorney signed by each individual and filed with this Registration Statement on November 22, 2016.

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